Item 77C - Government & Agency Securities Portfolio, a series of Investors Cash Trust (the "Registrant").

Registrant incorporates by reference its Registration
Statement on Form N-14, filed on October 20, 2006,
(Accession No. 0001193125-06-211338).

Shareholder Meeting Results:

A Special Meeting of Shareholders of Investors Cash Trust:
Government & Agency Securities Portfolio ("ICT
Government Fund") was held on January 25, 2007. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

Approving an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all the assets of ICT Government Fund to the Government &
Agency Securities Portfolio series of Cash Account Trust
("CAT Government Fund"), in exchange for shares of CAT
Government Fund and the assumption by CAT
Government Fund of all liabilities of ICT Government
Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of ICT Government Fund in complete liquidation and termination of ICT Government Fund.

Number of Votes:



For
Against
Abstain



244,508,369.130
680,299.140
3,080,047.730

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